EXHIBIT 23

                         CONSENT OF EXPERTS AND COUNSEL


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                         Independent Auditors' Consent


The Board of Directors
Leeds Federal Bankshares, Inc.

We consent to incorporation by reference in the Registration Statement (No. 333-44899) on Form S-8 of Leeds Federal Bankshares, Inc. of our report dated August 7, 1998, relating to the consolidated statements of financial condition of Leeds Federal Bankshares, Inc. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-KSB of Leeds Federal Bankshares, Inc.

/s/KPMG Peat Marwick LLP


Baltimore, Maryland
September 25, 1998